                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             InterVoice-Brite, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                             INTERVOICE-BRITE, INC.
                            17811 WATERVIEW PARKWAY
                              DALLAS, TEXAS 75252
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 28, 2000
                             ---------------------

To the Shareholders of INTERVOICE-BRITE, INC.:

     The annual meeting of shareholders of InterVoice-Brite, Inc., a Texas corporation (the "Company") will be held on Wednesday, June 28, 2000, at 10:00 a.m., local time, at the Plano Centre, 2000 East Spring Creek Parkway, Plano, Texas, for the following purposes:

          1. To elect the Board of Directors for the ensuing year; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed May 12, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

     A record of the Company's activities during the fiscal year ended February 29, 2000 and the financial statements for such fiscal year are contained in the accompanying 2000 Annual Report. The 2000 Annual Report does not form any part of the material for the solicitation of proxies.

     All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                            By order of the Board of Directors,

                                            Daniel D. Hammond
                                            Chairman of the Board
                                            and Chief Executive Officer

Dallas, Texas
May 30, 2000

                             INTERVOICE-BRITE, INC.
                            17811 WATERVIEW PARKWAY
                              DALLAS, TEXAS 75252
                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 28, 2000
                             ---------------------

                                  INTRODUCTION

     The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy will be first sent to shareholders of the Company is May 31, 2000.

     Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the Board's nominees for director.

     The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The proxy holders may also, if it is deemed to be advisable, vote such proxies to adjourn the meeting or to recess the meeting from time to time.

     Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to Daniel D. Hammond, Chairman of the Board and Chief Executive Officer, InterVoice-Brite, Inc., 17811 Waterview Parkway, Dallas, Texas 75252; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     Only holders of record of Common Stock at the close of business on May 12, 2000, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 32,781,226 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder's name on the record date. The Articles of Incorporation of the Company deny cumulative voting rights. The following table sets forth certain summary information with respect to the only shareholder who was known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock as of May 26, 2000.

NAME AND ADDRESS                                               NUMBER OF SHARES    PERCENT
OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED   OF CLASS
-------------------                                           ------------------   --------
Daniel D. Hammond(1)........................................      1,693,964(2)       5.2%
  17811 Waterview Parkway
  Dallas, Texas 75252

---------------

(1) Mr. Hammond is the Chairman of the Board and Chief Executive Officer of the Company.

(2) Includes 569,600 shares not outstanding but subject to currently exercisable stock options, and 342 shares in the Company's 401(k) Employee Savings Plan.

                        VOTING PROCEDURES AND TABULATION

     The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote and voted thereat.

     Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any "broker non-votes" will have no effect on the election of directors.

                               EXECUTIVE OFFICERS

     Following is certain information regarding certain executive officers of the Company. Information regarding the only other executive officer of the Company, Daniel D. Hammond, Chairman of the Board and Chief Executive Officer, is included under "Proposal 1. Election of Directors".

     David A. Berger, age 55, is currently President and Chief Operating Officer, a position he has held since August 1998. From June 1995 to August 1998, he served as President of the Satellite Networks Division of Scientific Atlanta, a company that designs, manufactures, sells and installs satellite communications networks worldwide. From February 1994 to June 1995, he served as President of the Satellite Communications Division of Scientific Atlanta. Prior thereto, from November 1993 to February 1994, he served as Strategy Consultant for Scientific Atlanta.

     Rob-Roy J. Graham, age 47, is currently Chief Financial Officer and Secretary, positions he has held since August 1994; Chief Accounting Officer of the Company, a position he has held since April 1994; and Controller of the Company, a position he has held since August 1992.

     Ray S. Naeini, age 49, is Executive Vice President -- Global Network Business, a position he has held since July 1999. From November 1998 to July 1999, Mr. Naeini served as Executive Vice President of Global Products for Brite Voice Systems, Inc. ("Brite"). The Company acquired Brite during fiscal 2000. Mr. Naeini joined Brite in November 1995 as Vice President of Advanced Technologies and later served as Senior Vice President, General Manager of Network Products.

     Donald R. Walsh, age 63, is Executive Vice President -- Network Systems Sales, a position he has held since July 1999. From November 1998 to July 1999, Mr. Walsh served as Executive Vice President of Worldwide Sales for Brite, and from January 1998 to November 1998, he served as Executive Vice President of Business Systems for Brite. Mr. Walsh joined Brite as Executive Vice President in August 1990.

     Gordon H. Givens, age 57, is currently Senior Vice President, Business Systems, a position he has held since July 1998. From July 1996 to July 1998, Mr. Givens served as Managing Director -- European Strategic Business Unit. From March 1994 to July 1996, he served as Vice President-Technical Services. Prior thereto, he served as Vice President-Professional Services from March 1993 to March 1994. Mr. Givens has been an employee of the Company since 1987.

     Dwain H. Hammond, age 43, is currently Senior Vice President, Engineering, a position he has held since March 1997. From September 1994 to March 1997, Mr. Hammond served as Vice President of Research and Development. Prior thereto, he served the Company as Vice President -- Research and Development, Core Systems from September 1993 to September 1994, and as Director of Hardware Development from 1990 to

September 1993. Mr. Hammond, who has been an employee of the Company since 1984, is the brother of Daniel D. Hammond, Chairman of the Board and Chief Executive Officer.

     M. Gregory Smith, age 52, is currently Senior Vice President -- Business Systems Sales and Marketing Communications, a position he has held since August 1996. From July 1994 to May 1996, he served as Vice President and General Manager of SRX Corporation, a company that engaged in the manufacture and sale of telecommunications equipment. Prior thereto, from May 1992 to July 1994, Mr. Smith served as Regional Sales Manager of Rockwell International, a manufacturer and contractor in the telecommunications industry.

     H. Don Brown, age 44, is Vice President -- Human Resources, a position he has held since September 1995. From November 1994 to August 1995, Mr. Brown served as Director of Human Resources. From August 1992 to September 1994, he served as Manager of Human Resources for the Permian Basin business unit of Unocal Corporation, a company that produces and sells energy resources and specialty minerals.

     Dean C. Howell, age 42, is Vice President and Corporate Counsel, a position he has held since March 1996. From October 1992 to February 1996, he served as Legal Counsel.

     Michael J. Polcyn, age 42, is Vice President -- Packaged Products Line of Business, a position he has held since March 1998. From December 1995 to March 1998, Mr. Polcyn served as the Company's Vice President, Business Development and Product Marketing. Prior thereto, he served as Director, Product Marketing from March 1994 to December 1995, and as Director, Call Center Engineering from March 1992 to March 1994. Mr. Polcyn has been an employee of the Company since 1987.

     Phillip C. Walden, age 55, is Vice President -- Manufacturing, a position he has held since July 1987.

                       PROPOSAL 1. ELECTION OF DIRECTORS

     The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Articles of Incorporation of the Company provide that the number of directors constituting the Board of Directors shall not be less than three nor more than nine as from time to time shall be fixed and determined by a vote of a majority of the Company's directors serving at the time of such vote. The number of director positions constituting the Board is six.

     The six directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The six nominees for director are the current directors of the Company. During the fiscal year ended February 29, 2000, the Board of Directors held nine meetings. All members of the Board attended at least 75% of the meetings of the Board of Directors during the last fiscal year.

     The six nominees for election to the Board of Directors who receive the greatest number of votes cast at the meeting will be elected to the Board of Directors. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES. Set forth below is certain information with respect to the six nominees for director.

     Daniel D. Hammond, age 48, a founder of the Company, is currently the Chairman of the Board, a position he has held since December 1990, and the Chief Executive Officer of the Company, a position he has held since July 1986. Mr. Hammond has served as a director since 1984.

     Joseph J. Pietropaolo, age 44, is currently an independent financial consultant who has been providing consulting services since March 1998. He is the former Chief Financial Officer of Transactive Corporation, a company that specializes in electronic benefits transfers, a position he held from August 1994 to March 1997. Mr. Pietropaolo is also the former Vice President and Treasurer of GTECH Corporation, a company specializing in on-line lottery systems, positions he held from 1990 to August 1994. Mr. Pietropaolo has served as a director since 1989.

     George C. Platt, age 59, is currently the President and Chief Executive Officer of Viewcast.com, a company engaged in video networking and internet video streaming, a position he has held since October 1999. From January 1991 to September 1999, Mr. Platt served as the President and Chief Executive Officer of InteCom Inc., a wholly owned subsidiary of Matra-Hachette, a company engaged in the manufacture and sale of telephone switching systems. Mr. Platt is a member of the Board of Directors of Viewcast.com. Mr. Platt has served as a director since 1991.

     Grant A. Dove, age 72, is currently a Managing Partner of Technology Strategies and Alliances, a firm which provides investment banking and consulting services, a position he has held since January 1993. Mr. Dove currently serves as a director of Media One Group, Cooper Cameron Corp., INET, Object Space, Inc., and NetPliance, Inc. Mr. Dove has served as a director since 1997.

     David W. Brandenburg, age 55, is President of the Brandenburg Life Foundation, a position he has held since October 1996. From November 1997 to May 1998 Mr. Brandenburg served as President and Chief Executive Officer of AnswerSoft, Inc. Mr. Brandenburg served as Vice Chairman of the Company from December 1994 to May 1995. Prior thereto, Mr. Brandenburg served as President of the Company from July 1990 to December 1994. Mr. Brandenburg served as a director since 1997 and from 1990 to 1995.

     Stanley G. Brannan, age 50, is the Vice Chairman of the Company, a position he has held since August 1999, and is the founder of Brite. Since January 2000, Mr. Brannan has also served as President of Brannan Ventures, LLC, a consulting company. He served as Chairman, Chief Executive Officer and President of Brite from its inception until resigning as President and Chief Executive Officer in December 1996. Mr. Brannan subsequently resigned as Chairman of the Board of Brite in January 1998. In November 1998, Mr. Brannan resumed his role as Chairman, Chief Executive Officer and President of Brite on an interim basis. The Company acquired all the outstanding stock of Brite during fiscal 2000. Prior to founding Brite, Mr. Brannan founded Mycro-Tek, Inc., a company specializing in the manufacture of microprocessor-based products used in electronic newsroom systems and television character generators. When Mycro-Tek, Inc. was acquired by Allied Corporation in 1980, Mr. Brannan was employed by Allied and eventually became president of that company's Merganthaler USA Division. Mr. Brannan has served as a director since August 1999.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of May 26, 2000, of each director and nominee for director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors, nominees for director and executive officers of the Company as a group.

                                                                  COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                              ---------------------
                                                               NUMBER      PERCENT
NAME                                                          OF SHARES    OF CLASS
----                                                          ---------    --------
Directors and Nominees for Director
  Daniel D. Hammond.........................................  1,693,964(2)    5.2%
  David W. Brandenburg......................................    370,214(3)   *
  Joseph J. Pietropaolo.....................................      6,000(4)   *
  George C. Platt...........................................     53,700(4)   *
  Grant A. Dove.............................................     92,000(4)   *
  Stanley G. Brannan........................................    228,497(5)   *
Named Executive Officers (who are not a director or nominee
  named above)
  David A. Berger...........................................    207,000(6)   *
  Rob-Roy J. Graham.........................................    186,256(7)   *
  Ray S. Naeini.............................................         --      *
  Donald R. Walsh...........................................        666      *
All Directors, Nominees for Director and Executive Officers
  as a Group (17 persons)...................................  3,305,544(8)   10.1%

---------------

 *  Less than 1%

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2) Includes 569,600 shares not outstanding but subject to currently exercisable stock options, and 342 shares held in the Company's 401(k) Employee Savings Plan.

(3) Includes 38,966 shares held in Mr. Brandenburg's wife's IRA, and 6,000 shares not outstanding but subject to currently exercisable stock options.

(4) Shares are not outstanding but are subject to currently exercisable stock options, other than 34,000 shares held by Mr. Dove, and 7,700 shares held by Mr. Platt.

(5) Includes 5,433 shares held by members of Mr. Brannan's family, and 18,000 shares not outstanding but subject to currently exercisable stock options.

(6) Includes 175,000 shares not outstanding but subject to currently exercisable stock options.

(7) Includes 133,966 shares not outstanding but subject to currently exercisable stock options, and 318 shares held in the Company's 401(k) Employee Savings Plan.

(8) Includes 38,966 shares held in an IRA of a director's spouse, 5,433 shares directly held by members of a director's family, 1,253,915 shares not outstanding but subject to currently exercisable stock options, and 1,918 shares held in the Company's 401(k) Employee Savings Plan.

COMPENSATION OF DIRECTORS

     All directors who are not employees of the Company receive a fee of $1,000 per month for serving as a director of the Company. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not employees of the Company also receive a fee of $1,000 for each Board or committee meeting attended in person, and $500 for each Board meeting attended by phone conference. In addition, under the 1999 Stock Option Plan, each nominee for director who is not an employee of the Company and who is elected as a director at the annual meeting automatically will be granted a stock option to purchase 6,000 shares of Company stock, which options can be exercised commencing on the date of the 2001 annual meeting of shareholders. Pursuant to the 1999 Stock Option Plan, on August 17, 1999 each of Messrs. Pietropaolo, Brannan, Dove, Platt and Brandenburg was granted an option to purchase shares of Common Stock at the closing price on that date, $14.875 per share, which options can be exercised commencing on the date of the 2000 annual meeting. Mr. Brannan was granted an option to purchase 18,000 shares, and the other four outside directors were granted an option to purchase 6,000 shares.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established committees which deal with certain specific areas of the Board's responsibility. These committees include the Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

     The Audit Committee, which held six meetings during fiscal 2000, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions are to: (a) make recommendations on the selection of independent auditors; (b) review the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit; (c) review the results of those audits; (d) review the organization and scope of the Company's internal system of audit and financial controls; (e) meet periodically with management and the independent public accountants to review financial, accounting and internal control matters; and (f) meet periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting. Its current members are Joseph J. Pietropaolo, Chairman, George C. Platt, David W. Brandenburg, and Grant A. Dove.

     The Compensation Committee, which held four meetings during fiscal 2000, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to officers of the Company, including those officers who are also directors. The Company's management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee also has the authority to administer and award stock options and restricted stock under the 1999 Stock Option Plan, the 1998 Stock Option Plan and the Restricted Stock Plan. The Compensation Committee also administers the Employee Stock Purchase Plan. The Compensation Committee is composed of George C. Platt, Chairman, Joseph J. Pietropaolo, Stanley G. Brannan and Grant A. Dove.

     The Executive Committee may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making related recommendations to the Board of Directors. Its only current member is Daniel D. Hammond, Chairman.

     The Nominating Committee, which did not meet during fiscal 2000, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. Although the Nominating Committee has no formal policy on the subject, it will consider persons brought to its attention by officers, directors and shareholders. The names of proposed nominees should be sent to the Company at the address shown on the cover of this Proxy Statement, Attention: Nominating Committee. The current members of the Nominating Committee are Grant A. Dove, Chairman, Daniel D. Hammond and George
C. Platt.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

To the Shareholders of InterVoice-Brite, Inc.:

     Compensation Policy. The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, officers are offered compensation opportunities that are linked to the Company's business objectives and performance, individual performance and contributions to the Company's success and enhanced shareholder value. The Company's compensation programs are designed and revised from time to time to be competitive within the software and data industry and the telecommunications industry.

     For fiscal 2000, the Company's executive compensation program consisted primarily of (i) base salary, (ii) incentive cash bonus opportunities based upon individual and corporate performance, and (iii) long-term equity based incentives. All officers were eligible for and did participate in the Company's incentive cash bonus and equity based incentive programs during fiscal 2000. The Company generally targets the aggregate of annual base salary, bonus opportunities and long-term equity based incentives made available to officers, who successfully perform their responsibilities, above the mid-point level for officers with similar positions in companies of comparable size in the software and data/telecommunications industries. The Compensation Committee believes that compensation opportunities above the mid-point for its comparison group are appropriate based on the Company's above average long-term historical growth in revenue and earnings.

     Generally, both cash bonus and equity-based incentive compensation opportunities for officers increased at a greater rate than their base salaries from fiscal 1996 through fiscal 2000. The Compensation Committee determined to put a greater emphasis on incentive compensation commencing with fiscal 1995 to encourage further the achievement of corporate and individual objectives. In order to help implement the Company's compensation policy, William M. Mercer, Inc. was hired to serve as an independent compensation consultant for fiscal 2000. In this capacity, William M. Mercer, Inc. analyzed the compensation paid to officers of the Company based on market surveys of executive compensation for software and data/telecommunications companies, particularly companies with sales of less than $200 million per year. These surveys included a separate study of companies within the SIC code for Telephone and Telegraph Apparatus used in the "Performance Graph" contained in this proxy statement.

     Stock Ownership Guidelines. In April 1995, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executives should hold shares in varying amounts as a multiple of salary, currently ranging from a minimum of four times annual salary for the Chairman of the Board and Chief Executive Officer to one times annual salary for vice presidents who are not executive officers of the Company.

     Although some executives are already at or above the prescribed levels, the Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Therefore, the guidelines provide for a transition period of approximately five years for the suggested levels to be met. The Compensation Committee monitors each executive's progress toward achieving these guidelines when deciding on future stock option awards and other equity incentive opportunities.

  Fiscal 2000 Compensation.

     Base Salary. The Compensation Committee annually reviews and sets base salaries for each of the Company's officers at levels within the range of those persons holding comparable positions at other companies in the Company's comparison group. In establishing base salaries for officers, the Compensation Committee reviewed the compensation surveys provided by William M. Mercer, Inc. Annual salaries, including increases to salaries, for fiscal 2000 were reviewed and approved on the basis of the individual performance of the executive, as determined through a formal written evaluation by the officer's immediate supervisor in consultation with the Company's executive management and by the executive's tenure and level of responsibility, the Company's expected financial performance, and changes in competitive pay levels. Raises to annual base salaries for officers of the Company, including executive officers, for fiscal 2000, ranged from 2% to 20%. Most of the officers received a raise of between 4% and 8%.

     The Company entered into a new employment agreement with the Chairman of the Board and Chief Executive Officer of the Company, Daniel D. Hammond, during fiscal 2000 which provided for a base salary of $341,640 for fiscal 2000. The base salary payable to Mr. Hammond under his new agreement is identical to the base salary payable to Mr. Hammond for fiscal 1999 under his prior employment agreement. The Compensation Committee analyzed the compensation surveys provided by William M. Mercer, Inc. pertaining to base salaries for chief executive officers of corporations in the Company's comparison group as part of its review of Mr. Hammond's base salary. The Compensation Committee believes that this salary level, which was slightly above the median base salary for chief executive officers in the Company's comparison group, was appropriate based upon Mr. Hammond's individual performance and the Company's performance during his tenure as Chief Executive Officer. See "Agreements with Executive Officers" for a discussion of the employment agreements with Mr. Hammond and Messrs. Berger, Graham, Naeini and Walsh.

     Annual Incentives. The Company has a bonus program that provides for the payment of periodic cash bonuses to executive officers and other key employees contingent upon the achievement of certain earnings targets and/or other individual and corporate performance targets. The program is intended to reward the accomplishment of corporate objectives, reflect the Company's priority on maintaining growth and stability of earnings, and to provide a fully competitive compensation package which will attract, reward and retain quality individuals. Targets and objectives vary for the specific officers involved. For example, bonus opportunities for the Chairman of the Board and Chief Executive Officer, the Company's President and Chief Operating Officer, and the Chief Financial Officer were based on formulas designed to compensate such officers for any increases to revenues and to earnings per share achieved for fiscal 2000. These officers are responsible for making and implementing strategic decisions concerning how the Company plans to achieve its long-term goals for growth and stability of earnings and revenues. The Compensation Committee believes that the amount of growth in the Company's annual earnings per share and revenues should continue to serve as a basis for a significant component of the total compensation for these officers.

     The other officers were eligible to receive annual incentive bonuses and in some cases quarterly incentive bonuses for fiscal 2000 established in connection with their annual performance reviews, based upon the attainment of one or more associated individual performance goals. A significant amount of the annual bonuses for these other executive officers was generally contingent upon the Company attaining a targeted annual revenue objective determined by the Compensation Committee, which was achieved for fiscal 2000. The performance goals for officers were based on factors such as sales volume, receipt of purchase orders and expense containment. The aggregate of quarterly and annual bonuses paid to officers, including executive officers, for fiscal 2000 ranged from approximately 28% to 175% of base salary.

     Pursuant to his employment agreement, the bonus payable to the Chairman of the Board and Chief Executive Officer rewards Mr. Hammond for increases to the Company's earnings per share and revenues. Specifically, Mr. Hammond's annual bonus opportunity is based 50% on earnings per share, primarily increases to earnings per share, and 50% on any increase to revenue, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than a specified minimum amount. The bonus opportunity for fiscal 2000 was structured to account for the acquisition of Brite, and to reward Mr. Hammond for achieving the Company's targeted revenue and earnings based on such acquisition. Based on this formula, Mr. Hammond received a bonus of $597,870 for fiscal 2000, which was 17% more than the bonus he received for fiscal 1999. Mr. Hammond's bonus reflected a 20% increase in revenues, and a 395% increase in earnings, for fiscal 2000 as compared to fiscal 1999 (adjusting for the acquisition of Brite and certain one-time expenses associated with the acquisition). Mr. Berger, the Company's President, and Mr. Graham, the Company's Chief Financial Officer, have employment agreements similar to Mr. Hammond's agreement, with similar provisions governing their bonuses.

     The employment agreement with Mr. Hammond also permitted payment of an additional discretionary bonus if the Compensation Committee determined that such a bonus is appropriate. No such discretionary bonus was paid to Mr. Hammond for fiscal 2000.

     Long-Term Equity-Based Incentives. Long-term equity based incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Compensation Committee believes that such equity based compensation provides executives with a continuing stake in the long term success of the Company, and will assist them to achieve the share ownership targeted under the stock ownership guidelines discussed above. Long-term awards granted in fiscal 2000 consisted of nonqualified stock options granted under the Company's 1999 Stock Option Plan and 1998 Stock Option Plan and restricted stock under the Company's Restricted Stock Plan. Unlike cash, the value of a stock option will not be immediately realized and does not result in a current expense to the Company.

     The stock options are granted at the market price on the date of grant and will only have value if the Company's stock price increases, resulting in a commensurate benefit to the Company's shareholders. Generally, grants vest in equal amounts over a three-year to five-year period. Executives generally must be employed by the Company at the time of vesting in order to exercise the options. Shares of restricted stock (which were granted to certain executive officers during fiscal 1996, 1997 and 1999) will only have value to the employee if the employee remains with the Company until any conditions to issuance have been satisfied, and the restrictions have lapsed, which is two years in the case of all restricted stock awards by the Company.

     The Compensation Committee determines from time to time the executive officers who shall receive options or shares of restricted stock under the Company's employee stock option plans and restricted stock plan, the timing of such awards, the number of shares of Common Stock to be subject to each award and the other terms of each award. During fiscal 2000, stock option awards were made in light of a compensation review and recommendations prepared by William
M. Mercer, Inc. comparing stock option awards to officers by the Company to awards made by 11 companies in the Telephone and Telegraph Apparatus industry whose description of business and revenues most closely approximated those of the Company. These companies are included in the Company's peer group index set forth in the section entitled "Stock Performance Graph".

     Grants to individual officers during fiscal 2000 by the Compensation Committee were based on their annual performance evaluations, relative salary levels, the number of shares under options previously granted, and their potential contribution to the long-term performance of the Company. The emphasis placed on equity-based incentive opportunities was also considered by the Compensation Committee in determining stock option awards. The Compensation Committee issued 93,828 shares of restricted stock to certain executive officers of the Company during fiscal 2000 pursuant to restricted stock awards made during fiscal 1996 and a restricted stock award made during fiscal 1999 to the Company's new President and Chief Operating Officer, David A. Berger. Mr. Hammond was awarded up to 92,290 shares of restricted stock during fiscal 1996. Pursuant to the award, the Company agreed to issue Mr. Hammond 20% of the maximum number of shares awarded to him if and when the closing price per share of the Company's Common Stock as quoted on the Nasdaq National Market first equals or exceeds each of the following targets for 20 consecutive market days:
$9.46; $11.82; $14.77; $18.47; and $23.13. The Company issued 18,458 shares of restricted stock to Mr. Hammond under this award during fiscal 1996; 18,458 shares during fiscal 1997; 18,458 shares during fiscal 1999; and 36,916 shares during fiscal 2000. All references to the restricted stock awards reflect automatic adjustments to account for a 100% stock dividend issued during January 1999.

     The Compensation Committee granted stock options covering 705,000 shares of Common Stock to officers of the Company during fiscal 2000. Options covering 300,000 shares of Common Stock were granted to Mr. Hammond during fiscal 2000.

     The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in an increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2000 adequately reflect the Company's compensation goals and policies.

                                            COMPENSATION COMMITTEE OF
                                            THE BOARD OF DIRECTORS

                                            George C. Platt
                                            Joseph J. Pietropaolo
                                            Stanley G. Brannan
                                            Grant A. Dove

May 30, 2000

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal 2000 (the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended February 29, 2000, February 28, 1999 and February 28, 1998.

                                                                    LONG TERM
                                                                  COMPENSATION
                                                                    AWARDS(1)              ALL OTHER COMPENSATION
                                                            -------------------------   -----------------------------
                                 ANNUAL COMPENSATION         RESTRICTED    SECURITIES                       COMPANY
                             ----------------------------      STOCK       UNDERLYING   ALL OTHER CASH      COMMON
NAME AND PRINCIPAL POSITION  YEAR   SALARY(2)     BONUS     ISSUANCES(3)    OPTIONS     COMPENSATION(4)   STOCK(1)(5)
---------------------------  ----   ---------    --------   ------------   ----------   ---------------   -----------
Daniel D. Hammond..........  2000   $342,081     $597,870    $1,263,220     300,000         $6,823             --
  Chairman of the Board      1999    326,776(6)   512,460       316,926     120,000          9,154             --
  and Chief Executive
    Officer                  1998    313,170       85,410            --      60,000          7,882            342
Rob-Roy J. Graham..........  2000    196,708      245,333       631,542      40,000          5,668             --
  Chief Financial Officer    1999    193,576      196,267       158,463     100,000          6,534             --
  Secretary                  1998    185,000       72,650            --      50,000          5,597            318
  Chief Accounting Officer
  Controller
David A. Berger............  2000    250,441      312,500       684,375      60,000         10,086             --
  President and Chief        1999    126,088      125,000       171,701     300,000          2,789             --
  Operating Officer(7)       1998         --           --            --          --             --             --
Ray S. Naeini..............  2000    147,949      180,000            --     100,000          2,956             --
  Executive Vice President   1999         --           --            --          --             --             --
  Global Network             1998         --           --            --          --             --             --
  Business(8)
Donald R. Walsh............  2000    143,835      176,945            --     100,000          6,968             --
  Executive Vice President   1999         --           --            --          --             --             --
  Network Systems Sales(9)   1998         --           --            --          --             --             --

---------------

(1) The stock option and restricted stock awards, together with the contributions of shares of the Company's Common Stock to the Company's 401(k) Employee Savings Plan in this table for fiscal 1998 and 1999 have been adjusted to reflect a 100% stock dividend issued on shares of the Company's Common Stock in January 1999.

(2) Includes amounts deferred at the Named Officer's election pursuant to the Company's 401(k) Employee Savings Plan.

(3) Three of the Named Officers were issued shares of restricted Common Stock under the Company's Restricted Stock Plan on January 11, 1999, and February 10 and 29, 2000. The following three Named Officers were issued the following amounts of restricted shares on each of the three referenced dates: 18,458 to Daniel D. Hammond, 10,000 to David A. Berger and 9,228 to Rob-Roy J. Graham. Any restricted shares awarded to a Named Officer will be forfeited if the Named Officer's employment with the Company voluntarily or involuntarily terminates for any reason (including death, disability or retirement) within two years after the date upon which the restricted shares were issued to such Named Officer. The value of restricted shares is based on the closing price of the Company's Common Stock on the Nasdaq National Market on January 11, 1999, for those shares issued during fiscal 1999, and February 10 and 29, 2000 for those shares issued during fiscal 2000. At February 29, 2000, the aggregate restricted share holdings in shares (and dollars) for shares issued during fiscal 1999 and 2000 were 55,379 ($2,000,386) for Daniel D. Hammond, 30,000 ($1,083,750) for David A. Berger,
    and 27,684 ($1,000,000) for Rob-Roy J. Graham, based on the closing price of the Company's Common Stock on that date. The restricted shares disclosed in this table will earn dividends when, as, and if dividends are declared on the Common Stock by the Board of Directors, subject to vesting of the shares of Common Stock.

(4) Represents Company contributions on behalf of the Named Officers under the Company's 401(k) Employee Savings Plan and amounts includable in compensation for Company-paid group term life insurance and spousal travel.

(5) Represents Company contributions of Common Stock to the Company's 401(k) Employee Savings Plan.

(6) Mr. Hammond voluntarily elected to reduce his monthly base salary 20%, from $28,470 to $22,776, to evidence his commitment to improving the Company's ratio of expenses to revenues, for the eight-month period commencing October 1, 1997.

(7) Mr. Berger became employed by the Company during August 1998.

(8) Mr. Naeini became employed by the Company during June 1999.

(9) Mr. Walsh became employed by the Company during June 1999.

OPTION GRANTS

     The following table sets forth certain information with respect to grants of stock options to the Named Officers during fiscal 2000 pursuant to the Company's 1999 Stock Option Plan.

                                                                               POTENTIAL
                                                                          REALIZABLE VALUE AT
                                                                        ASSUMED ANNUAL RATES OF
                                                                        STOCK PRICE APPRECIATION
                                    INDIVIDUAL GRANTS                      FOR OPTION TERM(2)
                            ----------------------------------   --------------------------------------
                                         % OF TOTAL
                            NUMBER OF     OPTIONS
                            SECURITIES   GRANTED TO
                            UNDERLYING   EMPLOYEES    EXERCISE
                             OPTIONS     IN FISCAL     PRICE     EXPIRATION
NAME                        GRANTED(1)      2000       (/SH)        DATE          5%            10%
----                        ----------   ----------   --------   ----------   -----------   -----------
Daniel D. Hammond.........   300,000        19.0%      $14.88     8/17/09     $13,190,646   $23,647,184
David A. Berger...........    60,000         3.8%       14.88     8/17/09       2,638,129     4,729,437
Rob-Roy J. Graham.........    40,000         2.5%       14.88     8/17/09       1,758,753     3,152,958
Ray S. Naeini.............   100,000         6.3%       14.88     8/17/09       4,396,882     7,882,395
Donald R. Walsh...........   100,000         6.3%       14.88     8/17/09       4,396,882     7,882,395

---------------

(1) All options were granted at fair market value (the closing price of the Common Stock on the Nasdaq National Market) on the date of grant and expire ten years from the date of grant. The options become exercisable in three equal amounts on the first three annual anniversaries of the date of grant.

(2) The assumed 5% and 10% rates of stock price appreciation are specified by the proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the ten-year period beginning on the date of grant and ending on the option expiration date. For a ten-year period beginning February 29, 2000, based on the closing price on the Nasdaq National Market of the Common Stock of $36.13 on such date, a share of the Common Stock would have a value on February 28, 2010 of approximately $58.84 at an assumed appreciation rate of 5% and approximately $93.70 at an assumed appreciation rate of 10%.

OPTION EXERCISES AND HOLDINGS

     The following table provides information concerning option exercises in fiscal 2000 and the value of unexercised options held by each of the Named Officers at the end of fiscal 2000.

                                                                                       VALUE OF
                                                                 NUMBER OF           UNEXERCISED
                                                                UNEXERCISED          IN-THE-MONEY
                                                                OPTIONS AT            OPTIONS AT
                                                              FISCAL YEAR END     FISCAL YEAR END(1)
                           SHARES ACQUIRED                     EXERCISABLE/          EXERCISABLE/
NAME                         ON EXERCISE     VALUE REALIZED    UNEXERCISABLE        UNEXERCISABLE
----                       ---------------   --------------   ---------------   ----------------------
Daniel D. Hammond........          --           $     --      514,600/410,000   $13,604,763/$9,808,750
David A. Berger..........      25,000            526,100       75,000/260,000      2,151,563/7,012,500
Rob-Roy J. Graham........      12,000             56,100      113,133/131,667      3,045,725/3,711,469
Ray S. Naeini............          --                 --           --/100,000             --/2,125,000
Donald R. Walsh..........          --                 --           --/100,000             --/2,125,000

---------------

(1) Values stated are based on the closing price ($36.125) of the Company's Common Stock as reported on the Nasdaq National Market on February 29, 2000 and the exercise price of the options.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

     Employment Agreement with Daniel D. Hammond. On August 17, 1999 the Company renewed and extended the employment agreement with Daniel D. Hammond for the four-year period from March 1, 1999 through February 29, 2003. Under the new agreement, Mr. Hammond will continue to receive an annual salary of $341,640, the same salary he was entitled to receive during fiscal 1999. Mr. Hammond's annual bonus opportunity under his new employment agreement is based 50% on earnings per share, particularly increases to earnings per share, and 50% on any increase in revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than certain specified minimum amounts, $320 million and $.68 per share, respectively. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than the specified minimum amounts, then such change would be compared to the minimum amount. The bonus opportunities for fiscal 2000 reflect the acquisition of Brite, and were designed to reward Mr. Hammond for achieving the Company's targeted revenues and earnings in light of the acquisition. For fiscal 2000, Mr. Hammond's bonus opportunity for earnings per share ranged from 10% of his base salary if earnings per share were $.60 or less, to 125% of his base salary if earnings per share were $.82 or more. The bonus opportunity for revenues for fiscal 2000 ranged from 25% of base salary if revenues were flat or increased by less than 10% to 125% of his base salary if revenues were $384 million or more. For purposes of calculating Mr. Hammond's bonus for fiscal 2000, his agreement excluded certain non-recurring charges relating to the acquisition of Brite from the determination of earnings per share, and the revenues for Brite for the quarter ended March 31, 1999 were added to the Company's reported revenues for fiscal 2000. With respect to earnings per share for fiscal years 2001 through 2003, Mr. Hammond's bonus opportunity under his new agreement ranges from 10% of his base salary if earnings per share do not decrease more than 10% from the base fiscal year to 125% of his base salary if earnings per share increase by 40% or more. With respect to revenues for fiscal years 2001 through 2003, Mr. Hammond's bonus opportunity ranges from 25% of his base salary if revenues are flat or increase by less than 10%, to 125% of his base salary if revenues increase by 40% or more.

     Mr. Hammond received a bonus of $597,870 for fiscal 2000. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Hammond for the three-year period ended February 29, 2000. Finally, in connection with the renewal and extension of Mr. Hammond's employment agreement, he was awarded a stock option during fiscal 2000 covering 300,000 shares of Common Stock under the Company's 1999 Stock Option Plan.

     Except as discussed below, Mr. Hammond's new agreement requires that he not compete with the Company while he renders services under the agreement and for a period of 18 months thereafter. The new agreement also provides that the Company could pay Mr. Hammond an additional discretionary bonus in an amount to be approved by the Board of Directors of the Company. No such discretionary bonus was paid for fiscal 2000. The agreement further provides that the Company can only terminate Mr. Hammond for cause or because he becomes disabled (as such terms are defined in the agreement). If Mr. Hammond is terminated for cause, the Company will have no liability for further payments to him. If Mr. Hammond becomes completely disabled, the Company is obligated to pay him an amount equal to his base salary in effect at the time of disability through the expiration date of the agreement. If, however, following a change of control of the Company (defined as a triggering event in the agreement), Mr. Hammond's employment is terminated without cause, if Mr. Hammond terminates his employment for good reason (as defined in the agreement), or if he terminates his employment without good reason by giving 12 months' prior notice, the Company will have to pay him a lump sum amount (the "Change in Control Amount") equal to 2.99 multiplied by an amount of salary and bonus which he would have received for the year in which he was terminated (as determined in accordance with the agreement). The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company will "gross-up" the Change in Control Amount such that Mr. Hammond will receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. In addition, following a change in control of the Company, Mr. Hammond can terminate his employment for any reason by giving 12 months' prior written notice. Mr. Hammond is released from his covenant not to compete if he is terminated by the Company without cause and without being disabled, or if he elects to terminate his employment after a default by the Company prior to a triggering event or after a triggering event for good reason. If Mr. Hammond's employment is terminated without cause, the Company is obligated to pay him an amount equal to the remaining compensation he would have received under the agreement (as determined in accordance with the agreement), and the option to purchase 300,000 shares of Common Stock that Mr. Hammond was granted in connection with his agreement will become completely exercisable, to the extent that the option was not already exercisable as of such date.

     Employment Agreement with David A. Berger. David A. Berger joined the Company as President and Chief Operating Officer on August 31, 1998. In connection with his employment, the Company and Mr. Berger entered into an employment agreement for the two-and-one-half year period commencing September 1, 1998. Under the agreement, Mr. Berger's salary is $250,000 per year. Additionally, Mr. Berger's annual bonus opportunity is based 50% on any increase to earnings per share and 50% on any increase to revenues for each fiscal year under his agreement, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1998. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than they were for fiscal 1998, then such change will be compared to fiscal 1998. The bonus provisions of Mr. Berger's agreement for fiscal 2000 were amended to reflect the acquisition of Brite, and were designed to reward Mr. Berger for achieving the Company's targeted revenues and earnings in light of the acquisition. For fiscal 2000, Mr. Berger's bonus opportunity for earnings per share ranged from 10% of his base salary if earnings per share was $.60 or less to 100% of his base salary if earnings per share was $.82 or more. The bonus opportunity for revenues for fiscal 2000 ranged from 25% of base salary if revenues were flat or increased by less than 10% to 125% of his base salary if revenues were $384 million or more. For purposes of calculating Mr. Berger's bonus for fiscal 2000, his agreement excluded certain non-recurring charges relating to the acquisition of Brite from the determination of earnings per share, and the revenues for Brite for the quarter ended March 31, 1999 were added to the Company's reported revenues for fiscal 2000. With respect to earnings per share for fiscal 2001, Mr. Berger's bonus opportunity ranges from 10% of his base salary if earnings per share do not decrease more than 10% from the base fiscal year to 100% of his base salary if revenues increase by 40% or more. Other than the matters discussed in this paragraph, Mr. Berger's employment agreement (including the terms governing any termination of his employment with the Company) are substantially the same as Mr. Hammond's new employment agreement, which is discussed above. Mr. Berger received a bonus of $312,500 for fiscal 2000. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Berger. Furthermore, in connection with Mr. Berger's employment agreement, he was awarded during fiscal 1999 an option covering 300,000 shares of Common Stock under the 1998 Stock Option Plan; and an opportunity to receive up to 30,000 shares of restricted stock under the Company's Restricted Stock Plan.

     Employment Agreement with Rob-Roy J. Graham. Rob-Roy J. Graham, the Company's Chief Financial Officer and Secretary, entered into an employment agreement with the Company for the two-and-one-half-year term commencing on September 1, 1998. Under the agreement, Mr. Graham's salary is $196,266.72 per year. Mr. Graham received a bonus of $245,333.40 for fiscal 2000. See the "Summary Compensation Table" for a discussion of the salary and bonus paid to Mr. Graham. The agreement did not provide for Mr. Graham to receive any stock options or restricted stock in connection with the execution of his new agreement. Other than the matters discussed in this paragraph, Mr. Graham's employment agreement (including the amended bonus provisions for fiscal 2000 and the terms governing any termination of his employment with the Company) are substantially the same as Mr. Berger's employment agreement, which is discussed above.

     Employment Agreements with Ray S. Naeini and Donald R. Walsh. Ray S. Naeini and Donald R. Walsh were executive officers of Brite at the time the Company acquired Brite. Following the acquisition, Messrs. Naeini and Walsh joined the Company as Executive Vice President -- Global Networks Business and Executive Vice President Network Systems Sales, respectively. In connection with their employment by the Company, each of Messrs. Naeini and Walsh entered into an employment agreement with the Company for the one-year period commencing July 15, 1999. Under the agreements, Messrs. Naeini and Walsh receive salaries of $195,000 and $190,000, respectively. Additionally, the agreements provide an opportunity for Messrs. Naeini and Walsh to earn quarterly and annual bonuses in an amount not to exceed their base salaries. The bonus opportunities are designed to reward Messrs. Naeini and Walsh for achieving certain Company and departmental objectives, including sales bookings, sales revenues and expense control. Messrs. Naeini and Walsh received incentive cash bonuses of $130,000 and $126,945 respectively for fiscal 2000 under their respective employment agreements. In addition to the incentive bonuses, the employment agreements included a $50,000 signing bonus for joining the Company and an opportunity to earn an additional $50,000 bonus for remaining employed by the Company through at least July 15, 2000. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Messrs. Naeini and Walsh. Other than the matters discussed in this paragraph, the employment agreements of Messrs. Naeini and Walsh (including the terms governing any termination of their employment with the Company) are substantially the same as Mr. Hammond's new employment agreement, except for the change of control provisions in Mr. Hammond's agreement. The agreements do not include any provisions which award Messrs. Naeini and Walsh any special compensation in the event of a change of control of the Company (defined as a triggering event in Mr. Hammond's agreement). Furthermore, in connection with their employment agreements, each of Messrs. Naeini and Walsh were awarded during fiscal 2000 an option to receive 100,000 shares of the Company's Common Stock under the Company's 1999 Stock Option Plan.

     The discussion of stock options and restricted stock awards granted to Messrs. Hammond, Berger and Graham reflects automatic adjustments made to the stock options in connection with a 100% stock dividend paid on the Company's Common Stock during fiscal 1999. The number of unexercised shares under each of the referenced stock options and restricted stock awards was doubled as a result of the 100% stock dividend.

                            STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's shareholders during the five-year period ended February 29, 2000, as well as an overall broad stock market index, the Nasdaq Market Index, and a peer group index for the Company, the index for SIC Code 3661 Telephone and Telegraph Apparatus. The stock performance graph assumes $100 was invested on March 1, 1995 in the Company's Common Stock and each such index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                              [PERFORMANCE GRAPH]

------------------------------------------------------------------------------------------------------------------
                                        2/28/1995    2/29/1996    2/28/1997    2/27/1998    2/26/1999    2/29/2000
------------------------------------------------------------------------------------------------------------------
 InterVoice-Brite, Inc.                  $100.00      $157.85       $72.73       $59.50      $143.80      $470.25
 Telephone, Telegraph Apparatus          $100.00      $144.42      $178.91      $234.02      $249.81      $697.67
 NASDAQ Market Index                     $100.00      $138.08      $165.74      $225.41      $291.27      $565.81

                     ASSUMES $100 INVESTED ON MARCH 1, 1995
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDED FEBRUARY 29, 2000

                              CERTAIN TRANSACTIONS

     For information concerning agreements between the Company and each of Daniel D. Hammond, David A. Berger, Rob-Roy J. Graham, Ray S. Naeini and Donald
R. Walsh, see "Agreements With Executive Officers".

                                    AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending February 28, 2001. Ratification or other action by the Company's shareholders concerning the appointment of the independent auditors of the Company for fiscal 2001 is not required.

     During the fiscal year ended February 29, 2000, Ernst & Young LLP provided audit services to the Company consisting of examination of the financial statements of the Company and services related to the Brite acquisition and filings with the Securities and Exchange Commission. Ernst & Young LLP also provided consulting services relating to tax compliance, compensation and information system security. All services provided were approved, and the possible effect on the independence of such firm were considered, by the Board of Directors prior to the time the services were provided. Ernst & Young LLP has advised the Company that no material relationship exists between Ernst & Young LLP or any of its partners and the Company and that it is independent from the Company in all respects.

     Representatives of Ernst & Young LLP are expected to attend the 2000 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     If a shareholder intends to present a proposal for action at the Company's 2001 annual meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Company by February 28, 2001. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2001 annual meeting, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Secretary of the Company at 17811 Waterview Parkway, Dallas, Texas 75252.

     The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Corporate Investor Communications, Inc., a proxy solicitation firm in Carlstadt, New Jersey, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $10,000 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

                                            INTERVOICE-BRITE, INC.

                                            DANIEL D. HAMMOND
                                            Chairman of the Board
                                            and Chief Executive Officer

Dallas, Texas
May 30, 2000

PROXY                                                                      PROXY

                             INTERVOICE-BRITE, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Daniel D. Hammond, David A. Berger, and Rob-Roy J. Graham, and any of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, no par value per share ("Common Stock"), of INTERVOICE-BRITE, INC., standing in the name of the undersigned at the close of business on May 12, 2000, at the annual meeting of shareholders to be held on June 28, 2000, at Plano, Texas, and at any adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated May 30, 2000, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.

     This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED HEREIN.


                  (Continued and to be signed on reverse side)

                             INTERVOICE-BRITE, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


                             WITHHOLD                                             2. In their discretion, the proxies
                             AUTHORITY                                               are authorized to vote upon such
1. Election of    FOR all    to vote for    FOR all nominees, except                 other business or matters as may
   Directors.     nominees   all nominees   vote withheld for those named below:     properly come before the meeting
                    [ ]         [ ]         [ ]                                      or any adjournment thereof.
                                                 --------------------
                                                  Nominee Exceptions              FOR           AGAINST          ABSTAIN
                                                                                  [ ]             [ ]              [ ]
   NOMINEES: 01 Daniel D. Hammond, 02 Joseph J. Pietropaolo,
   03 George C. Platt, 04 Grant A. Dove, 05 David W. Brandenburg
   and 06 Stanley G. Brannan
                                                                             The undersigned hereby revokes any proxy or proxies
                                                                             heretofore given to represent or vote such Common Stock
                                                                             and hereby ratifies and confirms all action that said
                                                                             proxies, their substitutes, or any of them, might
                                                                             lawfully take in accordance with the terms hereof.

                                                                             -------------------------------------------------------
                                                                                     Signature                          Date


                                                                             -------------------------------------------------------
                                                                                     Signature                          Date


                                                                             NOTE: This proxy should be signed exactly as name
                                                                             appears hereon. Joint owners should both sign. If
                                                                             signed as attorney, executor, guardian, or in some
                                                                             other representative capacity, or as an officer of a
                                                                             corporation, please indicate full title or capacity.
                                                                             Please complete, date and return it in the enclosed
                                                                             envelope, which requires no postage if mailed in the
                                                                             United States.